Exhibit 99.1

Contact:
Charles M. Fleischman
President
Digene Corporation
(301) 944-7000
www.digene.com

FOR IMMEDIATE RELEASE

Investor Relations:
Lauren Levine/Lanie Fladell
FD Morgen-Walke
(212) 850-5600

Media Relations:
Jeff Schoenborn
Burson-Marsteller
(212) 614-4792
(917) 359-1249
Jeffrey_Schoenborn@nyc.bm.com

DIGENE HIGH-RISK HPV DNA TEST APPROVED BY THE FDA FOR ADJUNCTIVE SCREENING IN
WOMEN AGE 30 AND OLDER

Gaithersburg, MD, April 1, 2003 -— Digene Corporation (Nasdaq: DIGE) today announced that the U.S. Food and Drug Administration (FDA) has approved Digene’s Pre-Market Approval Supplement (PMAS) application for its hc2™ High-Risk (HR) HPV DNA Test for use with a Pap test to adjunctively screen women age 30 and older to assess the presence or absence of high risk HPV types. The FDA’s decision allows Digene to market its HPV Test with the Pap test for this screening indication.

Evan Jones, Digene’s Chairman and Chief Executive Officer, stated, “This decision represents a major advancement in the fight against cervical cancer, offering women and their physicians the first objective screening measure of a woman’s risk for cervical cancer. We are extremely excited by the FDA’s decision. With our hc2 HR HPV Test, when used in conjunction with the Pap test, doctors can detect cervical disease and its precursors earlier than ever before.”

Mr. Jones continued, “This is a monumental achievement for Digene, underscoring our leadership in the field of cervical cancer detection and prevention, and expanding our potential U.S. target market from approximately 3 million annual tests to approximately 30-35 million annual tests. The sensitivity and negative predictive value of our hc2 HR HPV Test should improve the quality of cervical cancer screening in the United States and around the world. Building on the momentum generated by the new guidelines published by the American Cancer Society (ACS) in November 2002 —which recommend consideration of the combination of HPV DNA testing for high risk HPV types, together with a Pap test, as a primary cervical cancer screen following FDA approval—we look forward to an initial launch of the new indication for the High-Risk HPV DNA Test in the U.S. this spring and a full scale launch in the third calendar quarter of 2003.”

A recent editorial in The New England Journal of Medicine described the necessary association of HPV to cervical cancer and the role the addition of HPV DNA testing may play in cervical cancer screening and prevention. The editorial stated, “The discovery that persistent, oncogenic HPV infection is necessary for the development of cervical cancer is revolutionizing our approaches to screening and prevention, because an obvious corollary is that the absence of infection means that the risk of cancer is negligible.”

Digene believes adjunctive screening to assess the presence or absence of high-risk HPV types represents a $400 million market potential in the United States. The Company believes it has in-place the necessary infrastructure to launch its test for this new indication and begin market development so that all appropriate women and health care providers are educated on the uses and benefits of the High-Risk HPV DNA Test for use in conjunction with the Pap test. Currently, approximately 50% of U.S. women with ASC-US Pap test results are tested with Digene’s hc2 HPV Test as a follow-up to their abnormal Pap through a network of 270 laboratories that offer the Company’s HPV Test. Reimbursement for this ASC-US indication is currently available for approximately 90% of the U.S. population with health insurance. Digene expects to work with these laboratories and payor organizations to permit access and reimbursement for the expanded indication. Digene has been working with the FDA for more than 2 years on this indication, and studies leading to approval took up to 10 years to complete.

Digene management will comment further on the significance of this approval on a conference call at 10:30 AM today. Investors may access the call by dialing 800-633-8298 or 212-346-6544. A live web cast of the call may be accessed at Digene’s web site, www.digene.com, and will be available for replay approximately two hours following the conference call until Tuesday, April 15, 2003. In addition, a telephonic replay of the call will be available by calling 402-977-9140 (Access Code: 21138775).

Satellite Coordinates for VNR feed:

Tuesday, April 1, 9:45 — 10:00 AM (ET)
AMC 2/Transponder 7 (c) band
Downlink Frequency: 3840 (V)

Tuesday, April 1, 1:00 — 1:30 PM (ET)
Telstar 5/Transponder 19 (c) band
Downlink Frequency: 4080 (V)

Wednesday, April 2, 10:00 — 10:30 AM (ET)
Telstar 5/Transponder 8 (c) band
Downlink Frequency: 3860 (H)

Worldwide, cervical cancer affects over 400,000 women annually and, after breast cancer, is the second most common malignancy found in women. In the United States, there are an estimated 12,200 cases of cervical cancer resulting in approximately 4,100 deaths each year.

Digene Corporation (Nasdaq: DIGE), based in Gaithersburg, Maryland, develops, manufactures and markets proprietary DNA and RNA testing systems for the screening, monitoring and diagnosis of human diseases. Digene’s primary focus is in women’s cancers and infectious diseases where the Company’s lead product is the only FDA approved test for human papillomavirus, or HPV, which studies show is the cause of greater than 99% of cervical cancer cases. The Digene hc2 HR HPV DNA Test is approved in the U.S. for use in conjunction with the Pap test as a primary screen for cervical cancer and its precursors in women age 30 and older and as a follow-up to an abnormal Pap test result. The Company’s product portfolio also includes DNA tests for the detection of other sexually transmitted infections, including chlamydia and gonorrhea, and tests for blood viruses. Please visit our website at: http://www.digene.com. For more information on HPV testing, please visit: http://www.thehpvtest.com.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of the future as there are a number of meaningful factors that could cause the Company’s actual results to vary materially from those indicated by such forward-looking statements. Meaningful factors, which could cause actual results to differ from expectations include, but are not limited to, the degree of acceptance of HPV testing by physicians, the extent of reimbursement for the HPV Test by third party payors, the success of the Company’s marketing efforts and its ability to scale up manufacturing operations to meet any increased demand, as well as other factors discussed in the Company’s Securities and Exchange Commission filings. For other factors, reference is made to the discussion in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission.

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